Exhibit 99.4

Offers to Exchange the Registered Notes Set Forth Below that Have Been Registered Under the Securities Act of 1933, as amended for Any and All Outstanding Restricted Notes set Forth Opposite the Corresponding Registered Notes

Registered Notes	Restricted Notes
2.450% Senior Notes due 2027	2.450% Senior Notes due 2027
2.700% Sustainability-Linked Senior Notes due 2029	2.700% Sustainability-Linked Senior Notes due 2029
2.900% Senior Notes due 2032	2.900% Senior Notes due 2032
3.700% Senior Notes due 2052	3.700% Senior Notes due 2052
3.900% Senior Notes due 2062	3.900% Senior Notes due 2062

To Registered Holders and Depository Trust Company Participants:

Enclosed are the materials listed below relating to the offer by S&P Global Inc., a New York corporation (the “Company”), to exchange its New Notes (as defined in the Letter of Transmittal referenced below), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the corresponding series of its issued and outstanding Old Notes (as defined in the Letter of Transmittal referenced below), upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated , 2023, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1. Prospectus dated , 2023;

2. Letter of Transmittal;

3. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

4. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on , 2023 unless extended.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder is not an “affiliate” (as defined in Rule 405 of the Securities Act) of the Company or the subsidiary guarantor, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

S&P GLOBAL INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF S&P GLOBAL, INC. OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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